Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces First Quarter 2009 Results

Wayne, PA – May 7, 2009 – SunGard, one of the world’s leading software and IT services companies, reported today that revenue for the three months ended March 31, 2009 was $1.34 billion, an increase of 2.5% compared to the same period in 2008. On a constant currency basis, organic revenue growth was 2% in the quarter. Organic revenue is revenue from businesses owned for at least one year and excludes revenue from businesses sold in the previous twelve months. Including the impact of foreign exchange movements, most notably the strengthening of the U.S. dollar, organic revenue declined 3% in the quarter compared to the same period in 2008. Approximately 5% of organic revenue growth in the quarter was attributed to one of our broker/dealer businesses.

For the three months ended March 31, 2009, adjusted EBITDA (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) was $320 million compared to $322 million in 2008, a decrease of under 1%.

Adjusted income from operations (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) for the three months ended March 31, 2009 was $241 million, a 6% decrease from $257 million in 2008.

Reported income from operations for the three months ended March 31, 2009 was $100 million compared to $124 million for the year 2008, a decrease of $24 million. Reported income from operations in 2009 and 2008 includes amortization of acquired intangible assets of $124 million and $112 million, respectively, and stock-based compensation, purchase accounting adjustments and other costs of $17 million and $21 million, respectively.

Cristóbal Conde, president and chief executive officer, commented, “We are very pleased that we achieved positive organic revenue growth in the quarter in the face of very challenging industry conditions. Our overall performance was better than we expected. While the IT spending mood remains cautious, some of our customers feel that the worst is behind them, and we are starting to see spending pick up in areas such as compliance and regulation. Our competitiveness is very strong and we are very well positioned to help our customers gain efficiencies and reduce risk and that is why they regard SunGard as a trusted partner.”

Financial Systems organic revenue growth was 4% for the quarter on a constant currency basis. Including the impact of foreign exchange movements, organic revenue grew just under 1% in the quarter. Approximately 9% of organic revenue growth was attributable to one of our broker/dealer businesses. The broker/dealer revenue has remained uncharacteristically high and is a function of market volatility and customer mix; while this revenue increased year over year, it declined sequentially from the fourth quarter of 2008. Total Financial Systems revenue increased 8% to $742 million for the quarter. License fees were $21 million for the quarter, a decrease of $9 million compared to the same quarter in 2008.

Notable deals in the quarter included the following:

•	A leading Japanese bank selected SunGard’s GMI and Stream to replace its existing back-office systems.

•	A large Dutch banking and insurance company selected SunGard’s Ambit to help manage its front- and back-office activities.

•	One of Canada’s leading financial services groups renewed its relationship with SunGard’s Asset Arena for investment accounting and reporting.

Higher Education revenue increased 5%, all of which was organic, to $132 million for the quarter. License fees were $5 million for the quarter, an increase of $1 million from the same quarter of 2008.

Notable deals in the quarter included the following:

•	A private, four-year liberal arts university in Pennsylvania chose SunGard for technology management services.

•	A New Jersey health sciences university renewed its relationship with SunGard for support in managing its information technology.

•	One of Ecuador’s most prestigious public institutions purchased a range of Banner Unified Digital Campus solutions.

Public Sector organic revenue growth was 2% in the quarter on a constant currency basis. This business has significant operations in the U.K., with both revenue and expenses denominated in British pounds. Total Public Sector revenue decreased 10% to $91 million for the quarter, all of which was organic. License fees were $5 million for the quarter, unchanged from the same quarter of 2008.

Notable deals in the quarter included the following:

•	A public safety agency in Michigan selected SunGard to provide a full suite of public safety and justice software.

•	A maritime safety organization in the U.K. selected SunGard to manage the replacement of its communications system.

•	A public safety agency in the U.K. selected SunGard for a computer-aided dispatch solution.

Availability Services organic revenue growth was 1% in the quarter on a constant currency basis. Including the impact of foreign exchange movements, organic revenue declined 7%. Total Availability Services revenue decreased 5% to $370 million for the quarter.

Notable deals in the quarter included the following:

•	A global shareholder and marketing communications services provider selected SunGard as its managed services provider.

•	One of the world’s largest communications companies selected SunGard as its managed services provider.

•	A global leader in pallet and container pooling services selected SunGard as its managed services and recovery services provider.

Financial Position

At March 31, 2009, total debt was $8.56 billion (including $225 million in revolver borrowings) and cash balances were $491 million. During the quarter, the Company entered into a three-year on-balance sheet syndicated receivables facility that was fully drawn on the initial maximum commitment of $250 million. The facility bears interest at LIBOR (with a floor of 3%) plus a spread of 4.5%. During the three months ended March 31, 2009, the Company invested $79 million in capital expenditures and completed one acquisition in its Public Sector business.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, May 8, 2009 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 96512515. A replay will be available shortly after the end of the call through midnight on May 14, 2009. To listen to the replay, please dial 706-645-9291, conference ID 96512515. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on May 14, 2009 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and IT services companies. SunGard serves more than 25,000 customers in more than 70 countries, including the world’s 25 largest financial services companies.

SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software.

With annual revenue exceeding $5 billion, SunGard is ranked 435 on the Fortune 500 and is the largest privately held business software and services company on the Forbes list of private businesses. Based on information compiled by Datamonitor*, SunGard is the third largest provider of business applications software after Oracle and SAP. “Continuity, Insurance & Risk” has recognized SunGard as service provider of the year an unprecedented five times. For more information, please visit SunGard at www.sungard.com.

*January	2009 Technology Vendors Financial Database Tracker http://www.datamonitor.com

Trademark Information: SunGard, the SunGard logo, Ambit, Asset Arena, Banner, GMI and Stream are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2009
Revenue:
Services	$1,198	$1,247
License and resale fees	59	64

Total products and services	1,257	1,311
Reimbursed expenses	45	24

	1,302	1,335

Costs and expenses:
Cost of sales and direct operating	643	691
Sales, marketing and administration	277	276
Product development	79	75
Depreciation and amortization	67	69
Amortization of acquisition-related intangible assets	112	124

	1,178	1,235

Income from operations	124	100
Interest income	5	1
Interest expense and amortization of deferred financing fees	(148)	(151)
Other income (expense)	(21)	7

Loss before income taxes	(40)	(43)
Benefit from income taxes	(18)	(9)

Net loss	$(22)	$(34)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31, 2008	Mar. 31, 2009
Assets:
Current:
Cash and cash equivalents	$975	$491
Accounts receivable, net	782	1,075
Clearing broker assets	309	267
Prepaid expenses and other current assets	144	178
Retained interest in accounts receivable sold	285	—

Total current assets	2,495	2,011
Property and equipment, net	898	887
Software products, net	1,159	1,107
Customer base, net	2,616	2,548
Other assets, net	1,282	1,253
Goodwill	7,328	7,267

Total Assets	$15,778	$15,073

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$322	$64
Accounts payable and accrued expenses	961	806
Clearing broker liabilities	310	248
Deferred revenue	977	973

Total current liabilities	2,570	2,091
Long-term debt	8,553	8,495
Deferred income taxes	1,592	1,551

Total liabilities	12,715	12,137
Stockholder’s equity	3,063	2,936

Total Liabilities and Stockholder’s Equity	$15,778	$15,073

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005 and our senior notes entered into in September 2008. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended			Last Twelve Months Mar. 31, 2009
(in millions)	Mar. 31, 2008		Mar. 31, 2009
Net loss	$(22)		$(34)	$(254)
Interest expense, net	143		150	588
Income tax benefit	(18)		(9)	47
Depreciation and amortization	179		193	807
Goodwill impairment charge	—		—	128

EBITDA	282		300	1,316
Purchase accounting adjustments	11		5	34
Non-cash charges	6		9	38
Unusual or non-recurring charges	1		4	71
Acquired EBITDA, net of disposed EBITDA	(2	)(a)	—	38
Pro forma expense savings related to acquisitions	—		1	14
Other	20		1	55

Adjusted EBITDA—senior secured credit facilities	318		320	1,566
Loss on sale of receivables	4		—	21

Adjusted EBITDA—senior notes due 2013 and 2015 and senior subordinated notes due 2015	$322		$320	$1,587

(a)	Excludes the impact of businesses acquired and disposed after March 2008.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, goodwill impairment charges, merger costs, adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
(in millions)	Mar. 31, 2008	Mar. 31, 2009
Income from operations	$124	$100
Amortization of acquisition-related intangible assets	112	124
Purchase accounting adjustments	11	5
Stock-based compensation and other costs	10	12

Adjusted income from operations	$257	$241